Exhibit 10.6

Execution version
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 26th day of December, 2012, by and between Dan H. Arnold (“Employee”), LPL Financial LLC (the “Company”), LPL Financial Holdings Inc. (“Financial Holdings”) and UVEST Financial Services Group, Inc. (“UVEST”).
WHEREAS, Employee previously entered into an employment agreement with UVEST, dated as of January 2, 2007, and amended as of September 28, 2009;
WHEREAS, UVEST is a subsidiary of LPL Holdings, Inc. and an indirect subsidiary of Financial Holdings;
WHEREAS, because Employee possesses skills that would benefit the Company and Financial Holdings, the parties would like to amend and restate Employee's employment agreement to set forth the terms of Employee's continued employment with the parties, serving as the Chief Financial Officer of Financial Holdings effective June 15, 2012 (the “Effective Date”) and as the Chief Financial Officer of the Company, effective November 20, 2012; and
WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the amended and restated terms of Employee's continued employment with the Company, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.	Employment; Term.
(a)Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ Employee, and Employee hereby accepts the terms of continued employment with the Company.
(b)Term. Subject to earlier termination as hereafter provided, Employee's employment hereunder shall have an initial term commencing on the Effective Date and ending on November 23, 2013 (the “Initial Term”) and shall thereafter automatically be renewed for successive terms of one year each, unless the Company provides notice to Employee at least ninety (90) days prior to the expiration of the Initial Term or any renewal term that the term of Employee's employment hereunder is not to be renewed, in which event Employee's employment hereunder shall terminate at the expiration of the then-current term. The term of Employee's employment hereunder, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”
2.Duties of Employee.
(a)General Duties and Responsibilities. Employee shall serve (i) Financial Holdings as its Chief Financial Officer, reporting to the Chief Executive Officer of Financial Holdings, from and after June 15, 2012 and (ii) the Company as its Chief Financial Officer, reporting to the Chief Executive Officer of the Company (the “CEO”), from and after November 20, 2012. During the term hereof, Employee shall be employed by the Company on a full-time basis and shall have such duties, authority and responsibilities as are commensurate with his positions and such other duties, consistent with his positions, as may be designated from time to time by the Board of Directors of Financial Holdings (the “Financial Holdings Board”).

(b)Devotion of Entire Time to the Business of the Company. Employee shall devote his entire productive time, attention, and best efforts during reasonable business hours throughout the term of this Agreement to the faithful performance of his duties under this Agreement. Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than Financial Holdings and the Company and their affiliates without the prior written consent of the Financial Holdings Board; provided, however, that Employee shall not be precluded from (i) vacations and other leave time in accordance with the Company's policies and (ii) reasonable participation in community, civic, charitable or similar organizations so long as such participation does not interfere or conflict with the performance of Employee's duties to the Company and does not breach or conflict with Employee's covenants in Sections 6 or 7 hereof.
3.Compensation.
(a)Base Salary. During the term hereof, Employee shall receive an annual base salary (the “Base Salary”) of not less than $440,000 payable in substantially equal installments in accordance with the Company's usual policy.
(b)Bonus. During the term hereof, Employee may be entitled to receive an annual discretionary bonus (the “Bonus”) in such amount, if any, as shall be determined by the Financial Holdings Board in its sole and complete discretion. Subject to any effective deferral election made available to and timely elected by Employee, any Bonus earned by Employee hereunder shall be paid no later than March 15 of the calendar year following the end of the calendar year for which the Bonus was earned.
(c)Employee Benefit Programs. During the term hereof, Employee shall be entitled to participate in all formally established employee health and welfare benefit plans and similar programs that are maintained for similarly situated employees of the Company, in accordance with the terms and conditions of such plans and programs, except to the extent such plan or program provides a benefit already provided to Employee hereunder (i.e., a severance pay plan). Notwithstanding any statement to the contrary contained elsewhere in this Agreement, the Company may at any time discontinue or terminate any benefit plan or program now existing or hereafter adopted and shall not be required to compensate Employee for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees of the Company who are eligible participants at the time.
(d)Expenses. During the term hereof, the Company shall reimburse Employee for reasonable business expenses incurred in the ordinary course of Employee's duties and in accordance with the Company's policies.
(e)Withholdings. The Company may withhold from any amounts payable to Employee (whether under this Agreement or otherwise) such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and such other lawful deductions as may be authorized by Employee from time to time.
(f)Equity Compensation. Employee will continue to be eligible for consideration for future stock option grants. Option grants are at the discretion of the Financial Holdings Board or the Financial Holdings Compensation Committee.
4.Termination of Employment. Notwithstanding the provisions of Section 1 hereof, Employee's employment hereunder may be terminated prior to the expiration of the term of this Agreement as follows:

(a)	Automatically in the event of the death of Employee;

(b)
At the option of the Company, by written notice to Employee or Employee's personal representative in the event of the Permanent Disability of Employee. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which is determined by a qualified third party medical expert to render Employee unable substantially to render the services required hereunder (i) for one hundred twenty (120) days in any twelve (12) month period or (ii) for a period of ninety (90) successive days;

(c)
At the option of the Company for “Cause”. As used herein, “Cause” shall mean Employee's: (i) failure to substantially perform Employee's duties hereunder (other than as a result of a Permanent Disability) for a period of 10 days following notice by the Company to Employee of such failure; (ii) fraud, embezzlement, dishonesty or theft in connection with Employee's duties hereunder; (iii) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (iv) willful malfeasance, willful misconduct or gross negligence in connection with Employee's duties hereunder or an act or omission which is injurious to the financial condition or business reputation of the Company and its affiliates; or (v) breach of Sections 6 or 7;

(d)	At the option of the Company at any time without Cause;

(e)
At the option of Employee at any time for Good Reason on sixty (60) days prior written notice thereof to the Company. As used herein, “Good Reason” shall mean (i) Employee ceasing to hold the title of Chief Financial Officer with respect to at least one of the Company or its affiliates, (ii) a material reduction in the Base Salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company or (iii) a failure of the Company to pay Base Salary or Bonus, when due, that is not cured within thirty (30) days after written notice thereof by Employee to the Company; provided that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Company's knowledge thereof, unless the Company has given Employee written notice thereof prior to such date. For the avoidance of doubt, Employee acknowledges and agrees that Employee's promotion to Chief Financial Officer, together with the restatement of this Agreement and his relocation from North Carolina to California does not constitute Good Reason; or

(f)	At the option of Employee at any time without Good Reason on sixty (60) days prior written notice thereof to the Company.
5.Payments Upon Termination of Employment.
(a)Death. Upon the termination of Employee's employment due to death, Employee or Employee's legal representatives shall be entitled to receive (i) Base Salary for the month in which Employee's termination of employment occurs, payable within 30 days of termination, (ii) reimbursement for reasonable business expenses incurred in the ordinary course of Employee's duties and in accordance with the Company policies, payable within 60 days of termination; provided claims for such reimbursement are submitted to the Company within 30 days following the date of Employee's termination of employment, (iii) such employee benefits, if any, as to which Employee may be entitled notwithstanding a termination of employment under the employee benefit plans of the Company (the amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Rights”). In addition, subject to the satisfaction of the Release Requirement (as set forth below), Employee or Employee's legal representatives shall be entitled to receive a pro rata portion of Employee's Bonus, if any, for the year in which Employee's death occurs (which portion of the Bonus shall be an amount reasonably determined by the Financial Holdings Board as of the date of Employee's death), payable ten (10) business days after the end of the Release Period, as defined below. Following Employee's termination of employment due to death, except as set forth in this Section 5(a), Employee and Employee's legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.

(b)Permanent Disability. Upon the termination of Employee's employment due to Permanent Disability, Employee or Employee's legal representatives shall be entitled to receive the Accrued Rights. In addition, subject to the satisfaction of the Release Requirement, Employee or Employee's legal representatives shall be entitled to receive (i) Employee's Base Salary for twelve (12) months, payable in accordance with the usual payroll practices in effect at the Company as if Employee was employed at the time (but reduced by the amount of any benefits payable to Employee under any applicable short- or long-term disability plan) and (ii) a pro rata portion of Employee's Bonus, if any, for the year in which such termination occurs (which portion of the Bonus shall be reasonably determined by the Financial Holdings Board as of the date of such termination), payable at the same time as such payment would have been made had such termination not occurred. Following Employee's termination of employment due to Permanent Disability pursuant to this Section 5(b), Employee and Employee's legal representatives shall have no further rights to any compensation or any other benefits under this Agreement except as expressly provided in this Section 5(b).
(c)Termination Without Cause or for Good Reason; Failure to Renew. Upon the termination of Employee's employment hereunder (i) by the Company without Cause pursuant to Section 4(d), (ii) by Employee for Good Reason pursuant to Section 4(e) or (iii) as a result of the provision of notice by the Company of non-renewal of this Agreement, Employee shall be entitled to receive the Accrued Rights. In addition, subject to the satisfaction of the Release Requirement, Employee shall be entitled to receive (A) Employee's Base Salary for the longer of (x) the remainder of the term and (y) 24 months, payable in each case in accordance with the usual payroll practices in effect at the Company as if Employee was employed at the time, (B) a pro rata portion of Employee's Bonus, if any, for the year in which such termination occurs (which portion of the Bonus shall be reasonably determined by the Financial Holdings Board as of the date of such termination), payable at the same time as such payment would have been made had such termination not occurred and (C) an amount equal to twice the Bonus paid (or payable) to Employee for the most recently completed calendar year, payable in 24 monthly installments in accordance with the usual payroll policies in effect at the Company as if Employee was employed at the time. Following Employee's termination of employment by the Company without Cause or by Employee for Good Reason pursuant to this Section 5(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement except as expressly provided in this Section 5(c).
(d)Termination for Cause or Without Good Reason. Upon the termination of Employee's employment hereunder by the Company for Cause pursuant to Section 4(c) or by Employee without Good Reason pursuant to Section 4(f), Employee shall be entitled to receive the Accrued Rights. Following Employee's termination of employment by the Company for Cause or by Employee's resignation without Good Reason pursuant to this Section 5(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement except as expressly provided in this Section 5(d).
(e)Release Requirement. In order to be eligible to receive any post-termination payments or other benefits under this Section 5, other than the Accrued Rights, Employee or Employee's legal representatives, as appropriate, must deliver to the Company a timely and effective agreement containing a release of claims and other customary terms in the form provided by the Company, within the time period specified by the Company, which shall not exceed sixty (60) days following the date of termination (the “Release Requirement” and such sixty (60) day period the “Release Period”). Periodic payments made pursuant to Sections 5(b) or 5(c), shall commence, if at all, on the next regular Company paydate following the end of the Release Period, but shall be retroactive to the date of termination.
The duties and obligations of the Company and Employee under this Section 5 shall survive any termination or expiration of the term hereof.
6.Nondisclosure and Use of Proprietary Information. Employee acknowledges that during Employee's employment with UVEST and continued employment with the Company he has learned and will continue to learn and have access to Proprietary Information regarding the Company and affiliates of the Company

(the “Protected Parties”) and their respective clients and businesses. Employee agrees and covenants not to disclose to any person or entity or use, other than as required by applicable law or valid legal process or as necessary to carry out the duties of Employee's employment, any Proprietary Information obtained by Employee incident to his employment or other relationships with the Protected Parties, including using or disclosing any Proprietary Information to solicit customers or employees of the Protected Parties. Employee confirms that the Proprietary Information constitutes the exclusive property of one or more of the Protected Parties. Employee expressly acknowledges that his obligations under this Section 6 shall survive any termination of his employment hereunder.
“Proprietary Information” means trade secrets or proprietary or confidential information of any of the Protected Parties or of any third party which any one of the Protected Parties is under an obligation to keep confidential and includes information related to the business of any of Protected Parties and any of the Protected Parties' clients or representatives that is not generally known outside the Protected Parties and that (a) confers or tends to confer a competitive advantage on any of the Protected Parties or (b) otherwise has commercial value for any of the Protected Parties. This includes but is not limited to: contracts; marketing materials and business strategies; legal information; regulatory information; product information; mark-up guidelines; client lists (including the names, addresses, telephone numbers and account numbers of clients, the trade history with each client, and all other information on client lists); lists of client prospects, financial advisors, business partners, brokers and/or representatives; information concerning intellectual property rights; software programs; software source documents, financial information and projections; and all concepts, plans, proposals or information about current, future and proposed business or sales.
7.Noncompetition and Nonsolicitation. Employee acknowledges that during the course of Employee's employment with UVEST and continued employment with the Company, Employee has had access to and acquired the Protected Parties' goodwill, Proprietary Information and employee relations, including that relating to the Protected Parties' advisors, institutions and/or registered representative lists and advisors, institutions and/or registered representative information including, without limitation, information related to advisor, institution and/or registered representatives end clients, and the Protected Parties' business operations, methods and practices, all of which pertain peculiarly to the Protected Parties. To protect these legitimate interests of the Protected Parties, Employee agrees to the following:

(a)
During the two year period from the date of Employee's termination of employment with the Company or an affiliate of the Company regardless of the reason for the termination (the “Restricted Period”), Employee may not provide, directly or indirectly, finance, accounting, audit, treasury, strategic planning, budgeting, institutional sales or any other services that include interacting in any capacity with institutions or financial advisors for the following companies and any of their current and future affiliated broker-dealers regardless of whether the currently affiliated broker dealer remains affiliated with such company during the Restricted Period: Pershing LLC, The Bank of New York Mellon Corporation, Ameriprise Financial, Inc., Raymond James Financial Services Inc., Commonwealth Financial Network, FMR LLC (Fidelity), The Charles Schwab Corporation, TD Ameritrade Holding Corporation, Edward D. Jones & Co. and Envestnet, Inc.

(b)
During the Restricted Period, Employee may not, directly or indirectly, solicit, persuade or induce any of the following to do, with any other entity, any business that could be done with a Protected Party: (i) any financial advisor licensed with any Protected Party or any clients of such financial advisor; (ii) any financial advisor licensed with any Protected Party during the twelve (12) month period prior to Employee's final day of employment or any clients of such financial advisors; (iii) any financial advisors who Employee by virtue of Employee's previous or current status as an officer of UVEST or the Company knew or should have known to be in discussions with any Protected Party regarding licensure with any Protected Party; (iv) any institution with a contract with any Protected Party; (v) any institution with a contract with a Protected Party during the twelve (12) month period prior to Employee's final day of employment; or (vi) any institution who Employee by virtue of Employee's past or current status as an officer of UVEST or the Company knew or should have known to be in discussions with any Protected Party regarding business relations with any Protected Party.

(c)
During the Restricted Period, Employee may not, directly or indirectly, solicit, seek to hire, or persuade or induce any employee or consultant of any Protected Party (or any person who was an employee or consultant of any Protected Party during the twelve (12) month period prior to the last day of Employee's employment) to discontinue his or her employment or other association with any Protected Party.

Employee agrees that the scope and duration set forth in this Section 7 are reasonable and necessary to protect the Protected Parties' Proprietary Information, goodwill and employee relations. Employee agrees that the scope of the non-compete is limited and will not restrict him from earning a living in his current field of employment. Employee further agrees that, upon the cessation of Employee's employment the Company, his experience and capabilities are such that he can obtain satisfactory employment with a new employer without violating the restrictions imposed on him hereunder, as he is only prohibited from providing, directly or indirectly, finance, accounting, audit, treasury, strategic planning, budgeting, institutional sales or any other services that include interacting in any capacity with institutions or financial advisors for ten specified companies and their affiliate broker-dealers subject to Employee's non-solicitation and nondisclosure obligation to protect the Proprietary Information of the Protected Parties and that, therefore, the entry of an injunction to enforce the provisions in this Section 7 shall not prevent Employee from earning a livelihood. Employee also acknowledges that, provided Employee's employment is terminated without Cause by the Company, by Employee for Good Reason or upon expiration of the term hereof, and provided Employee complies in all material respects with the terms and conditions of the Release, Employee will receive his Base Salary and other benefits during the entire Restricted Period.
If, at any time, any provision of this Section 7 shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the Company and Employee hereby agree that the court making this determination will have the power to reform the scope, duration, or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; and that this Agreement will be enforceable as so modified.
Employee agrees that the Protected Parties are engaged in a highly competitive business and that by virtue of Employee's position and responsibilities with UVEST, the Company and Financial Holdings, as well as Employee's access to the Proprietary Information, it would be impossible or inadequate to measure and calculate the Protected Parties' damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if Employee breaches Section 6 or Section 7 of this Agreement, the Protected Parties will have available to them, in addition to any other available right or remedy, the right to obtain injunctive or other equitable relief from a court of competent jurisdiction. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

8.Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, Employee's beneficiaries or legal representatives; provided, however, that nothing in this Section 8 shall preclude Employee from designating a beneficiary to receive any benefits payable hereunder upon Employee's death or the executors, administrators or other legal representatives of Employee or Employee's estate from assigning any rights hereunder to the person or persons entitled thereto. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon any such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
9.Binding Agreement; Entire Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee, the Company and the Protected Parties and their respective permitted successors and assigns. This Agreement, together with the Termination Agreement between Employee, UVEST and the Company, dated as of December 21, 2012, constitutes the entire understanding between the parties hereto and supersedes any prior employment agreement between UVEST, the Company or any predecessor of the Company and Employee. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.
10.Mitigation; Set-Off; Cooperation. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. The Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates. Employee shall provide Employee's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee's employment hereunder. This provision shall survive any termination of the term hereof.
11.Amendment of Agreement. This Agreement may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of the Company.
12.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.
13.Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.
14.Headings. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
15.Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction. The parties hereby (i) agree that any dispute arising hereunder shall be resolved exclusively in the state or federal courts of the State of North Carolina, (ii) expressly consent to the personal jurisdiction of such courts over them and (iii) consent to service of process in any such lawsuit in the manner prescribed in Section 18 hereof, or in any other matter permitted by the laws of the State of North Carolina and applicable court rules.
16.Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee's termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Financial Holdings Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to thereto.
17.Section 280G. In the event that any payments, benefits or entitlements of any type payable to Employee under this Agreement (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee's CIC Benefits shall be reduced, and Employee hereby waives all rights to such payments, to the extent necessary to prevent any portion of such benefits from being subject to the Excise Tax (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Employee would be entitled to receive and retain (on a net-after-tax basis and taking into account the Excise Tax payable under Section 4999 of the Code), an amount that is greater than the Reduced Amount (on a net-after-tax basis).
18.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or the next business day following consignment for overnight delivery to a reputable national overnight courier service or five business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to Employee at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Financial Holdings Board, or to such other address as a party may specify by notice to the other actually received. Copies of any notices, requests, demands and other communication to the Company by Employee shall be sent to the following investors at the following addresses: c/o TPG, 888 7th Avenue, 38th Floor, Attn: Richard Schifter and c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, NY 10152, Attn: Allen Thorpe.
19.Miscellaneous.
(a)For the purposes of this Agreement, the term “affiliate” of any specified person shall mean (i) a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; (ii) any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person; (iii) any trust or estate in which such person or any of the persons specified in (ii) collectively own ten percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; or (iv) any corporation or other organization in which such person or any of the persons specified in (ii) are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings relative to the foregoing.
(b)For purposes of this Agreement, the term “person” refers to an individual or corporation, partnership, trust, association or other organization.
20.Survival.
Provisions of this Agreement shall survive any termination of Employee's employment hereunder if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Employee pursuant to Sections 6 and 7.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, Financial Holdings and UVEST, by their respective duly authorized representatives, and by Employee, as of the date first above written.

THE EXECUTIVE By: /s/ Dan H. Arnold	LPL FINANCIAL LLC By: /s/ Sallie Larsen
Name: Dan H. Arnold	Name: Sallie Larsen Title: Managing Director

LPL FINANCIAL HOLDINGS INC.

By: /s/ Sallie Larsen
Name: Sallie Larsen
Title: Chief Human Capital Officer

UVEST FINANCIAL SERVICES GROUP, INC.

By: /s/ J. Andrew Kalbaugh
Name: J. Andrew Kalbaugh
Title: Chief Executive Officer